Exhibit 10.2
SECOND AMENDMENT TO
CDW 1996 INCENTIVE STOCK OPTION PLAN
          WHEREAS, CDW Corporation, an Illinois corporation (the “Company”), has heretofore adopted and maintains the CDW 1996 Incentive Stock Option Plan (the “Plan”); and
          WHEREAS, the Company desires to amend the Plan in certain respects.
          NOW, THEREFORE, pursuant to the power of amendment contained in Section 12 of the Plan, the Plan is hereby amended effective as of October 19, 2006 as follows:
          1. Section 6 of the Plan shall be amended by replacing the phrase “may all be appropriately adjusted, as the Board or the Committee may determine” with the phrase “shall be equitably adjusted by the Board or the Committee” as it appears in the first sentence thereof.
          IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 25th day of October 2006.
CDW CORPORATION
By: /s/ Robert J. Welyki
Name: Robert J. Welyki
Title: VP, Treasurer & Asst. Secretary